**ROSS MILLER**
**Secretary of State**
**204 North Carson Street, Suite 1**
**Carson City, Nevada 89701-4520**
**(775) 684-5708**
**Website: www.nvsos.gov**

*090201*

# Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

| Filed in the office of | Document Number |
| --- | --- |
| Ross Miller<br>Secretary of State<br>State of Nevada | 20110012597-08 |
| | Filing Date and Time<br>01/07/2011 3:06 PM |
| | Entity Number<br>C4259-2004 |

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

## Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
## (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

XERO MOBILE, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

Pursuant to the Order of the District Court in and for Clark County, Nevada, dated November 22, 2010, Joseph Arcaro has been appointed Custodian over the Corporation.

As required under NRS 78.347(4), neither Mr. Arcaro nor any of his affiliates has been named in any previous criminal, administrative, civil, FINRA or U.S. Securities and Exchange Commission investigations, violations or convictions. Counsel for Mr. Arcaro made reasonable, but unsuccessful, attempts to contact the Corporation's last known officers and directors to request that the Corporation comply with corporate formalities. Mr. Arcaro, as Court-Appointed Custodian, seeks to continue the business of the Corporation, to further the interests of its stockholders and to reinstate the charter.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Per Order of District Court

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X Joe Arcaro / Custodian

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

**IMPORTANT:** Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

*This form must be accompanied by appropriate fees.*